Exhibit 99.1

Diodes Incorporated Announces Promotion of Gary Yu to President

Promotion Further Supports Long-Term Succession Plan

Plano, Texas – December 26, 2023 – Diodes Incorporated (Diodes) (Nasdaq: DIOD) today announced that as part of a multi-year CEO succession plan its board of directors has approved the promotion of Gary Yu to President effective January 2, 2024. Dr. Keh-Shew Lu will continue to serve as Chairman and CEO until at least May 31, 2027, which is consistent with his current employment agreement.

Mr. Yu joined Diodes in 2008 and currently serves as Chief Operating Officer, a position he was appointed to in February 2023. Prior to Diodes, he spent over 10 years at Lite-On Semiconductor as Vice President of Worldwide Sales and at Texas Instruments in IT, finance and manufacturing capacity planning. For more biographical information, please see Diodes’ website at www.diodes.com.

As President, Mr. Yu will be working closely with Dr. Lu who will continue managing the Company, overseeing strategic direction and acting as the primary liaison between the Company and the board of directors. All executive officers and regional presidents will report to Gary.

Chairman and CEO, Dr. Keh-Shew Lu, commented, “Gary has been an integral part of the Diodes’ organization since joining in 2008 from Lite-On Semiconductor and has risen in rank and responsibility since that time. He has been a reliable and trusted partner for the executive team and myself related to the strategic and operational decisions at the Company. Over his tenure, Diodes has evolved significantly from a product-focused company to a total solutions sales approach, reaching $2 billion in revenue last year. His extensive and in-depth knowledge of Diodes’ business, customers and manufacturing operations provides a valuable foundation for his expanded roles as a key executive leader.”

Gary Yu stated, “I am honored and excited to have the opportunity to lead our talented global team in this new capacity. Building on the Company’s strong foundation of operational excellence, I am passionate about developing a broad portfolio of innovative products to enable customer success in the various markets we serve. Together with the team, we are energized by the opportunities ahead of us and are committed to driving the next stage of growth, financial performance and value creation for all of our shareholders, employees, customers and partners alike.”

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 32 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.diodes.com.

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Company Contact:
Diodes Incorporated
Gurmeet Dhaliwal
Director, Investor Relations & Corporate Marketing
P: 408-232-9003
E: Gurmeet_Dhaliwal@diodes.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers, President
P: 949-388-0648
E: lsievers@sheltongroup.com